AMERICAN SEAFOODS

ANNOUNCES COMMENCEMENT

OF CONSENT SOLICITATION FOR ITS

11-1/2% SENIOR DISCOUNT NOTES DUE 2011

AND ISSUES PRELIMINARY RESULTS FOR ITS 2006 FISCAL YEAR

Seattle, Washington (February 14, 2007) -- ASG Consolidated LLC (the "Company" or "American Seafoods") announced today that it has commenced a solicitation of consents (the "Consent Solicitation") from holders of record of the 11-1/2% Senior Discount Notes due 2011 (the "Notes") issued by the Company and ASG Finance, Inc.

The purpose of the consent solicitation is to obtain approval of amendments to the reporting and certification covenants under the indenture governing the Notes. The proposed amendments would delete the requirement to file periodic and current reports with the Securities and Exchange Commission (the "SEC") and instead require information to be provided to the trustee and holders of the Notes, and made available via the internet. The proposed amendments would substitute a reporting obligation similar to, but more extensive than, that required under the senior credit facility of American Seafoods Group LLC. The Company would remain obligated to provide annual and quarterly financial information (including a "Management's Discussion and Analysis" disclosure) and current information of the type required to be reported on Form 8-K. The Company would also agree to provide quarterly (in addition to annual) certifications as to the absence of any pending or existing defaults and to conduct quarterly and annual conference calls to discuss earnings results.

The record date for the Consent Solicitation is 5:00 p.m., New York City time, on February 13, 2007. The Consent Solicitation will expire at 5:00 p.m., New York City time, on February 23, 2007 unless extended (the "Consent Deadline"). The Company will pay a fee of $5.00 in cash per $1,000 principal amount at maturity of Notes for which a consent is validly delivered and not revoked. The Company's obligation to accept consents and pay the consent fee is conditioned on the receipt prior to the Consent Deadline of consents from holders of at least a majority in aggregate principal amount at maturity of the outstanding Notes and the necessary consents from lenders under American Seafoods Group LLC's senior credit facility to permit the Company to enter into the proposed amendments.

Detailed terms and conditions are contained in the Consent Solicitation Statement dated February 14, 2007. Banc of America Securities LLC ("BAS") is serving as exclusive solicitation agent in connection with the Consent Solicitation. Information concerning the Consent Solicitation may be obtained by contacting High Yield Special Products, at (704) 388-9217 (collect) or (888) 292-0070 (U.S. toll-free). Global Bondholder Services Corporation ("GBS") is serving as information agent and tabulation agent in connection with the Consent Solicitation. Requests for assistance in delivering consents or for additional copies of the Consent Solicitation Statement should be directed to GBS at (212) 430-3774 or (866) 470-3800 (U.S. toll-free).

Preliminary 2006 Results

In addition, the Company announced today preliminary financial results for its 2006 fiscal year. The Company expects annual Consolidated Cash Flow (as defined in the Indenture governing the Notes), annual Consolidated EBITDA (as defined in American Seafoods Group LLC's senior credit facility), and annual revenues to increase for the year ended December 31, 2006, as compared to the year ended December 31, 2005. This increase in financial performance is largely attributable to higher sales prices for the Company's flesh related products in 2006. The Company anticipates net income to decrease for the year ended December 31, 2006, as compared to the same period in 2005, primarily due to increases in expenses associated with the redemption of debt and non-cash equity based compensation and decreases in unrealized gains on foreign exchange and other derivative instruments. If not for the increases in expenses associated with the redemption of debt and non-cash equity based compensation, and the decreases in unrealized gains on derivatives, the Company anticipates that net income would have increased in 2006 as compared to 2005. The Company has not yet completed all procedures related to the preparation of its 2006 financial statements, and its 2006 financial results are not yet audited. Therefore, actual results may vary from management's current expectations. The Company intends to hold a conference call with investors to discuss its financial performance upon the formal release of its 2006 financial results.

About American Seafoods

American Seafoods is a leader in the harvesting, processing, preparation and supply of quality seafood. Harvesting a variety of fish species, the Company processes seafood into an array of finished products, both on board its state-of-the-art fleet of vessels and at its HACCP-approved production facilities located in both Massachusetts and Alabama. The Company produces a diverse range of fillet, surimi, roe and block product offerings, made from Alaska pollock, Pacific whiting, Pacific cod, sea scallops, and U.S. farm raised catfish. Finished products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide. For more information, please visit us at www.americanseafoods.com.

This press release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company's control and could cause actual results to differ materially from such statements.